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                                                                     Exhibit 99


Contact: Mid-America Dairymen Inc.                      Borden, Inc.
         Dan Reuwee                                     Lynn Anderson
         417/865-7100                                   614/225-7199
                                                        Nick Iammartino
                                                        614/225-4485


                    MID-AM TO ACQUIRE BORDEN DAIRY BUSINESS
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     COLUMBUS, Ohio and SPRINGFIELD, Missouri, May 22, 1997 -- Borden, Inc. and
Mid-America Dairymen Inc. (Mid-Am) today announced a definitive agreement for Mid-Am to acquire the Borden/Meadow Gold Dairies, Inc., unit for $435 million, subject to certain adjustments.

     Borden/Meadow Gold Dairies, headquartered in Ogden, Utah, operates 27 processing facilities in 11 states, predominantly west of the Mississippi River, and employs 3,600. The company produces a full line of dairy products, including fluid milk, ice cream, other frozen novelties, yogurt, cottage cheese and juice, and markets them under the company's own brand names, as well as to private label customers.

     Under the terms of the transaction, Mid-Am will acquire the Meadow Gold, Viva, Lite Line and Mountain High brand names, and a license to use the Borden and Elsie the Cow trademarks in the U.S. on certain dairy products. Proceeds of the transaction will be used by Borden to pay down debt and invest in its businesses.

     The transaction is subject to customary regulatory review and intended to close as soon as practicable.


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     Gary Hanman, Chief Executive Officer of Mid-Am, said, "We're delighted to add this business to our dairy system. Borden/Meadow Gold gives our dairy farmer-owners access to several excellent brand names, a reputation for outstanding product quality, a strong manufacturing and distribution system, and a top-notch management team. It has great potential for growth and profitability, and we will support the business with the resources needed to capture that potential."

     Highland, Illinois, dairy farmer and Mid-Am president Carl Baumann said the purchase of Borden/Meadow Gold is an excellent opportunity for dairy farmers. "This acquisition fits our long-range strategic plan to expand our geographic profile and be a major marketer in the fluid milk sector of the dairy industry," he said.

     C. Robert Kidder, Borden Chairman and Chief Executive Officer, said, "When Mid-Am proposed this transaction, we struggled with the notion of selling a business so many consumers identify with Borden. However, the agreement is clearly a winner for the people of Borden/Meadow Gold Dairies, for Mid-Am and for Borden.

     "We have been transforming our company to focus on the food and chemical business platforms that Borden is best able to develop and grow profitably," Mr. Kidder said. "This transaction furthers the transformation effort and provides capital that can be used to take advantage of major investment opportunities now developing in those businesses, including acquisitions, capital expenditures, new products and marketing initiatives."

     Mr. Kidder noted that the Borden/Meadow Gold management team, led by Chairman and CEO Anthony R. Ward, has restored the business to good profitability since 1994, when the unit


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was substantially unprofitable and prior Borden management had identified it for sale. With newly available financial resources following the acquisition of Borden by affiliates of Kohlberg Kravis Roberts & Co., the business was refocused in its historically strongest markets west of the Mississippi River, and significant investments were made in people, infrastructure, financial controls and marketing. Borden/Meadow Gold Dairies recorded sales of just over $900 million in 1996.

     Mid-America Dairymen Inc. is a dairy marketing cooperative serving more than 17,000 member families in 30 states. Mid-Am supplies fluid milk to bottling plants across the nation and is a major manufacturer of all types of dairy products, including cheese, cultured products, infant and adult nutritional products, and formulated dairy ingredients. Last year, Mid-Am had revenues of $4.1 billion and handled more than 20 billion pounds of milk.

     The Borden Family of Companies, with sales of $5.8 billion in 1996, is a diversified producer of dairy, pasta, snacks and other packaged grocery products; consumer adhesives and wallcoverings; and adhesives, resins and coatings products for industrial uses. Headquartered in Columbus, Ohio, and privately owned by affiliates of the investment firm Kohlberg Kravis Roberts & Co. (KKR) since March 1995, the Borden Family employs about 20,000 people and operates about 130 plants worldwide.